Exhibit 99.1

Ingles Markets, Incorporated Reports 48th Year of Record Sales, Plus Growth in Sales and Net Income for Fourth Quarter and Fiscal Year 2012

Company Announces Special Dividend and Accelerated Quarterly Dividend

ASHEVILLE, N.C.--(BUSINESS WIRE)--December 7, 2012--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported record fiscal 2012 sales of $3.71 billion, its 48th consecutive year of sales growth. Fourth quarter sales rose 9.5% to $991.8 million and net income increased 21.1% to $13.3 million compared with the fourth quarter of fiscal 2011. Net income for fiscal year ended September 29, 2012, increased 11.2% to $43.4 million compared with $39.1 million in fiscal 2011 totals.

The full year and fourth quarter of fiscal 2012 contained 53 weeks and 14 weeks, respectively, compared with 52 weeks and 13 weeks for the full year and fourth quarter of fiscal 2011.

Grocery segment comparable store sales (excluding gasoline) increased 2.0% for the fourth quarter and 1.9% for the full 2012 fiscal year, respectively, over the fourth quarter of fiscal 2011 and for the full 2011 fiscal year amounts. These increases compare the 14 and 53 weeks of fourth quarter and full year 2012 with the corresponding 14 and 53 calendar weeks of the previous year.

Commenting on the results, Robert P. Ingle II, Chief Executive Officer, said, “We are pleased that our sales have grown every year since our company started almost 50 years ago. We look forward to the next 50 years of growth and profitability for our customers and shareholders.”

The Company will accelerate the payment of its January quarterly dividend of $0.165 per share on its publicly traded Class A common stock and $0.15 per share on its Class B common stock. The Company’s Board of Directors also declared a special dividend of $0.66 per share on its publicly traded Class A common stock and $0.60 per share on its Class B common stock. Both dividends will be paid on December 31, 2012, to shareholders of record on December 21, 2012.

Fourth Quarter Results

Net sales rose 9.5% to $991.8 million for the quarter ended September 29, 2012, compared with $905.8 million for the comparable quarter in fiscal 2011. Total sales comparisons are affected by the difference in the number of weeks in the comparative quarters. Comparing the 14 weeks of the fourth fiscal quarter of 2012 with the corresponding 14 calendar weeks of the previous year quarter, grocery segment comparable store sales increased 2.0%. The growth in grocery segment sales benefited from increases in average weekly customer visits and in the average purchase amount compared with the fourth quarter of fiscal 2011. Adjusting for the difference in weeks, gallons of gasoline sold increased while the average price per gallon dropped slightly.

Gross profit for the fourth quarter of fiscal 2012 rose to $220.0 million, an increase of $17.6 million, compared with the fourth quarter of fiscal 2011. Gross profit as a percentage of sales was 22.2% for the fourth quarter of fiscal 2012 compared with 22.4% for the fourth quarter of fiscal 2011. Grocery segment gross margins, excluding gasoline, were 26.1% for both the current-year quarter and for the fourth quarter of fiscal 2011.

Operating and administrative expenses for the September 2012 quarter totaled $185.2 million. Operating and administrative expenses as a percentage of sales were 18.7% for the fourth quarter of fiscal 2012, compared with 19.0% for the fourth quarter of fiscal 2011. The largest line item increase was personnel costs related to the opening of the new 839,000 square foot distribution center in June 2012. Ingles operated 203 stores and 11.0 million square feet of store space at the end of fiscal 2012 and at the end of fiscal 2011. The Company’s store improvement capital projects this year did not result in increased square footage, but improved merchandising, convenience and the range of products offered to our customers.

Net rental income, other income and losses on asset disposals declined to $1.0 million in the fourth quarter of fiscal 2012, compared with $1.4 million for the 2011 fourth fiscal quarter, primarily due to lower net rental income and sales of waste plastic and packaging compared with the prior year.

Interest expense totaled $15.2 million for the fourth quarter of fiscal 2012, compared with $15.1 million for the fourth quarter of fiscal 2011. Total debt was $835.2 million at the end of fiscal 2012 compared with $855.1 million at the end of fiscal 2011.

The Company’s effective tax rate was 35.5% for the fourth quarter of fiscal 2012, compared with 33.5% for the fourth quarter of fiscal 2011. The rate increase is primarily due to a decrease in tax credits in fiscal 2012 compared with the prior fiscal year.

Net income for the September 2012 quarter rose to $13.3 million, compared with net income of $11.0 million for the September 2011 quarter. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock increased to $0.58 and $0.55 per share, respectively, for the September 2012 quarter, compared with $0.47 and $0.45 per share, respectively, for the September 2011 quarter.

Annual Results

Net sales totaled a record $3.71 billion for the fiscal year ended September 2012, an increase of $149.5 million, or 4.2%, from $3.56 billion for the fiscal year ended September 2011. Fiscal year 2012 was Ingles’ 48th consecutive year of record sales. Comparing the 53 weeks of fiscal 2012 with the corresponding 53 calendar weeks of the previous year, grocery segment comparable store sales increased 1.9%, excluding gasoline sales where the retail per gallon price was approximately 5% higher. The number of customer transactions increased 1.5% and the average transaction size increased by $0.07, excluding gasoline sales.

Gross profit for the fiscal year ended September 29, 2012, increased $28.3 million, or 3.6%, to $820.1 million, or 22.1% of sales, compared with $791.9 million, or 22.2% of sales, for the fiscal year ended September 24, 2011.

The increase in grocery segment gross profit dollars was primarily due to the higher sales volume. Grocery segment gross profit as a percentage of total sales (excluding gasoline) was 25.9% and 25.8% for fiscal 2012 and 2011, respectively. The beneficial impact of a favorable change in sales mix and modest inflation was generally offset by competitive effects. The Company has responded to the current competitive environment by keeping prices as low as possible in order to grow sales and market share.

Operating expenses increased $20.5 million in fiscal 2012, compared with fiscal 2011, and were 18.8% of sales for fiscal 2012, compared with 19.0% of sales for fiscal 2011. Excluding gasoline sales and associated gasoline operating expenses (primarily payroll), operating expenses were 21.9% of sales for fiscal 2012, compared with 22.1% for fiscal 2011. As noted in the fourth quarter comments, payroll represented the largest cost increase, accounting for $15.2 million of the $20.5 million increase.

Net rental income, gains/losses on asset disposals and other income totaled $5.6 million for fiscal 2012, compared with $8.7 million for fiscal 2011. The decrease is attributable to a $2.8 million gain on property sold in an eminent domain proceeding during fiscal 2011.

Interest expense totaled $60.0 million for the year ended September 29, 2012, compared with $62.0 million for the year ended September 24, 2011. Interest expense decreased due to the net reduction of total debt and the refinancing of existing debt at lower rates. Interest on the $99.7 million of bonds issued in December 2010 was capitalized as part of the construction cost of the Company’s new distribution and warehouse facility, until the facility opened during the third quarter of fiscal 2012.

The Company’s effective tax rate decreased to 35.5% for fiscal 2012, compared with 35.7% for fiscal 2011 due to additional federal tax credits available in the first part of fiscal 2012.

Net income for fiscal 2012 rose 11.2% to $43.4 million, compared with net income of $39.1 million for fiscal 2011. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock increased to $1.87 and $1.79 per share, respectively, for the year ended September 29, 2012, compared with $1.67 and $1.60 per share, respectively, for the year ended September 24, 2011.

Capital expenditures totaled $180.6 million and $97.5 million for fiscal 2012 and 2011, respectively. The largest capital expenditure in fiscal 2012 was for the completion of the new distribution facility, including expenditures for related vehicles and equipment.

The Company has a line of credit facility totaling $175.0 million of which there was $40.1 million outstanding at September 29, 2012. The Company is in compliance with all of its debt agreements and has significant unencumbered assets at September 29, 2012.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2012 Form 10-K and Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 203 supermarkets. In conjunction with its supermarket operations, the Company also operates 69 neighborhood shopping centers, all but 12 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information about the Company, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Financial Highlights
(Unaudited)

	Quarter Ended		Year Ended
	Sept. 29,	Sept. 24,	Sept. 29,	Sept. 24,
	2012	2011	2012	2011

Net sales	$991,773	$905,819	$3,709,434	$3,559,921
Gross profit	220,024	202,420	820,140	791,876
Operating and administrative expenses	185,232	172,303	698,408	677,889
Rental income, net	133	411	1,444	1,854
(Loss)/gain from sale or disposal of assets	(10)	(1)	670	2,676
Income from operations	34,915	30,527	123,847	118,517
Other income, net	831	1,014	3,527	4,160
Interest expense	15,176	15,053	60,027	61,966
Income taxes	7,294	5,526	23,903	21,651
Net income	$13,276	$10,962	$43,444	$39,060

Basic earnings per common share – Class A	$0.58	$0.47	$1.87	$1.67
Basic earnings per common share – Class B	$0.52	$0.43	$1.70	$1.52
Diluted earnings per common share – Class A	$0.55	$0.45	$1.79	$1.60
Diluted earnings per common share – Class B	$0.52	$0.43	$1.70	$1.52

Additional selected information:
Depreciation and amortization expense	$23,656	$21,596	$90,531	$85,408
Rent expense	$3,586	$3,598	$14,237	$15,016

Condensed Consolidated Balance Sheets

	Sept. 29,	Sept. 24,
	2012	2011
ASSETS
Cash and cash equivalents	$4,683	$12,421
Receivables-net	61,519	56,841
Inventories	329,615	303,166
Other current assets	30,386	16,936
Property and equipment-net	1,197,138	1,133,204
Restricted investments	–	75,731
Other assets	18,767	20,051
TOTAL ASSETS	$1,642,109	$1,618,350
LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$49,928	$34,376
Accounts payable, accrued expenses and current portion of other long-term liabilities	256,224	256,120
Deferred income taxes	84,120	67,939
Long-term debt	785,240	820,744
Other long-term liabilities	9,183	7,225
Total Liabilities	1,184,695	1,186,404
Stockholders' equity	457,414	431,946
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,642,109	$1,618,350

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941, ext. 223
Chief Financial Officer